Enterprise Accumulation Trust
Attachment for Sub-Item 77O
10f-3 Transactions
For the Period January 1, 2002 through June 30, 2002


FUND Enterprise Accumulation Trust Capital Appreciation
OFFERING Travelers Property Casualty Company
DATE 03/21/02
BROKER Salomon Smith Barney
PRICE $18.50
PAR/SHARES 30,104
% OF OFFERING 0.01%
% OF ASSETS 0.92%
SYNDICATE MEMBER Bank of America LLC


FUND Enterprise Accumulation Trust Capital Appreciation
OFFERING El Paso Corporation
DATE 06/20/02
BROKER Credit Suisse First Boston Corp.
PRICE $19.95
PAR/SHARES 7,168
% OF OFFERING 0.02%
% OF ASSETS 0.25%
SYNDICATE MEMBER Bank of America LLC